Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 28, 2017, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2017.  We consent to the incorporation by reference of said reports in the Registration Statements of Lannett Company, Inc. and Subsidiaries on Form S-3 (File No. 333-217964) and on Forms S-8 (File No. 333-103236, File No. 333-147410, File No. 333-172304 and File No. 333-193509).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
August 28, 2017